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                                  EXHIBIT 99.1

RISK  FACTORS

We face risks in executing our business plan and achieving revenues. The following risks are material risks that we face. We also face the risks identified elsewhere in our Annual Report on Form 10-KSB for the year ended, our Quarterly Report on Form 10-QSB for the three months ended March 31, 2002 and in other filings that we make with the Securities and Exchange Commission. If any of these risks occur, our business and our operating results and financial condition could be seriously harmed.

Risks  Related  To  Our  Financial  Condition  And  Business  Model
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Because  we  have  only  recently  commenced  business  operations,  there is no assurance that our business will be profitable or that our business will succeed

While we were incorporated in 1989, we only recently commenced our business operations in October 1999 in our current configuration of offering electronic publishing, TCS and other services. Our operating subsidiary, Qinnet Holdings, was incorporated in June 1999. We are presently in the process of establishing our business operations as an information and computer technology and electronic publishing provider in China. Accordingly, we have only a limited operating history with which to evaluate our business. You should consider the risks, expenses and uncertainties that an early stage corporation like ours faces. These risks include our ability or inability to:

(i)      complete our  joint venture investment obligations for Liaoning Qinnet;
(ii)     provide  value-added  technology  products  and  services  in  China;
(iii) achieve commercial acceptance of the technology products and services that we plan to offer in China;
(iv)     expand  our  existing  businesses;
(v)      achieve  financing  to  fund  our  plan  of  operations;
(vi)     respond  effectively  to  competitive  pressures
(vii)    complete  the  establishment  of  the  pilot  projects  in  China.

If we are unsuccessful in addressing these risks, our business, financial condition and results of operations will be adversely affected and our business may fail.

Because  We  Are Still Developing Our Business, We Expect Our Losses To Continue

To date, we have not been profitable and we have earned limited revenues. As our business plan is implemented, we expect to incur increased operating expenses and thus significant losses until sufficient operating revenues can be earned. If we are not able to generate significant revenues from our planned value-added technology products and services, then we will not be able to achieve profitability.

If  We  Do  Not  Obtain  Additional  Financing,  Our  Business  May  Fail

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Our business plan calls for increased expenditures associated with the expansion of our thin-client server business, our Liaoning Qinnet joint venture and our other planned businesses. We anticipate that revenues from operations will initially be insufficient to cover these expenses. Accordingly, we will have substantial additional capital requirements and we can provide no assurance that such funding will be available if and when needed. Obtaining additional financing will be subject to a number of factors, including:

(i)     market  conditions;
(ii)    our  operating  performance;  and
(iii)   investor  acceptance  of  our  business  plan.

These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional capital, we may not be able to implement our business plan and our business may fail.

Risks  Related  To  Our  Markets  And  Strategy
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If  We  Are  Not  Successful  In Completing the Development of the Q-Reader, Our
Business  Will  Suffer

We expect to derive a portion of our revenue from the development and sales of our Q-Reader electronic book reading device. There is no assurance that consumers in China will prefer electronic book reading devices to augment or as an alternative to traditional paper books. Our electronic book publishing business model remains in the development stage and we have not earned any revenues to date. Our success is dependent upon our ability to implement this business model and the acceptance of our electronic book reader products and services by consumers in China. Our success is also contingent upon our raising the necessary financing to meet our obligations under our joint venture agreement with LPG. As a result, we cannot determine at this time the probability of our success in earning income from sales of our planned electronic book publishing products and services.

If Our Thin-Client Server Business Model Is Not Accepted in China, Our Business Will Suffer

We expect to derive a portion of our revenue from the development and sales of thin-client server computer systems in China. There is no assurance that consumers in China will prefer thin-client servers as an alternative to personal computers. Our thin-client server business model remains in the development stage and we have not earned any revenues to date. Our success is dependent upon our ability to implement this business model and the acceptance of our products and services by consumers in China. As a result, we cannot determine at this time the probability of our success in earning income from sales of our planned thin-client server products and services.

If Social Or Political Conditions In China Change, Our Business Operations May Be Adversely Affected

We have established our business operations in China and plan to derive a substantial portion of our revenues from the domestic Chinese market. Social and political conditions in China are

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more  volatile  than  in more developed countries. This volatility may cause our operations to fluctuate and make it difficult for our business to grow. Results such as this could then have an adverse effect on our stock price. Historically, volatility has been caused by:

(i)     significant governmental influence over many aspects of local economies;
(ii)    political  uncertainty;
(iii)   unexpected  changes  in  regulatory  requirements;
(iv)    slow  or  negative  growth;
(v)     imposition  of  trade  barriers.

We have no control over these matters. Volatility resulting from these matters may decrease our ability to expand our business operations in China, adversely affect Internet availability to Chinese consumers, create uncertainty regarding our operating climate and adversely affect our customers budgets. All of these factors may adversely impact our business.

If The Chinese Currency Depreciates Relative To The U.S. Dollar, Then Our Revenues Will Decline

Our reporting currency is the U.S. dollar. We anticipate that our revenues from operations within China will be earned in Chinese currency. Our revenues from domestic Chinese operations will decline in value if the Chinese currency depreciates relative to the U.S. dollar. Accordingly, our revenues will decrease if the Chinese currency depreciates relative to the U.S. dollar, with the result that our business operations and financial condition may be harmed.

If We Are Not Able To Effectively Manage Expanding Operations, Then Our Business May Be Harmed

Our business plan anticipates that our operations will undergo significant expansion if we are able to implement our plan of operations. This expansion will require us to hire additional personnel and establish offices in locations within China. We anticipate that this growth will place a significant strain on our managerial, operational and financial resources. To accommodate this growth, we must successfully find and train additional employees, acquire and implement new computer hardware and software systems and establish new offices. We may not succeed with these efforts. Our failure to expand in an efficient manner could cause our expenses to be greater than anticipated, our revenues to grow more slowly than expected and could otherwise have an adverse effect on our business, financial condition and results of operations.

If We Are Unable To Hire And Retain Key Personnel, Then We May Not Be Able To Implement Our Business Plan

We depend on the services of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our key management, sales or technical personnel could have an adverse effect on our business, financial condition and results of operations. In addition, our success is largely dependent on our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may thus not be able to attract the staff we need within our budget.